Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 20, 2013 relating to the financial statements and financial highlights which appear in the October 31, 2013 Annual Reports to Shareholders of the iShares Emerging Markets Corporate Bond ETF, iShares Emerging Markets High Yield Bond ETF, iShares Emerging Markets Local Currency Bond ETF, iShares Global ex USD High Yield Corporate Bond ETF, and iShares Global High Yield Corporate Bond ETF, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

PricewaterhouseCoopers LLP

San Francisco, California

February 27, 2014